Exhibit B

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13D

The undersigned hereby agree that they are filing jointly pursuant to Rule 13-d-1(k)(1) of the Securities Exchange Act of 1934, as amended, with respect to ordinary shares of Adagene Inc., and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

The undersigned further agree and acknowledge that such shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained herein, but shall not be responsible for completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have set their hands as of this 1st day of  March, 2024.

PETER LUO
By:	/s/ Peter Luo
Name:	Peter Luo

HAN 2020 Irrevocable Trust
By:	/s/ Xiaohong She
Name:	Xiaohong She
Title:	Trustee